UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report: March 18, 2010

(Date of earliest event reported)

GENCOR INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

5201 North Orange Blossom Trail, Orlando, Florida 32810

(Address of principal executive offices) (Zip Code)

(407) 290-6000

(Registrant’s telephone number, including area code)

Delaware	001-11703	59-0933147
(State or other jurisdiction of incorporated or organization)	Commission File Number	(I.R.S. Employer Identification No.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 18, 2010, Gencor Industries, Inc., a Delaware corporation (the “Company”) notified The NASDAQ Stock Market (“NASDAQ”) that, as a result of the death of Edward A. Moses as a member of the Company’s Board of Directors and Audit Committee (as more fully described in Item 5.02 of this Report), the Company is no longer in compliance with NASDAQ Rule 5605(c)(2)(A) because the Company’s Audit Committee consists of only two independent directors.

The Company further notified NASDAQ that the Company intends to rely on the cure provisions of Rule 5605(c)(4)(B) and, in accordance with Rule 5605(c)(4)(B), wherein the Company has until the earlier of the next annual stockholder meeting or one year from the date of Mr. Moses’ death to comply with the composition requirements set forth in NASDAQ Rule 5605(c)(2)(A).

In fact, as of the filing of this Report, the Company is in advanced stages of selecting a suitable candidate to fill the hereinabove vacancies. Unless otherwise required by law, the Company undertakes no duty or obligation to update this Report for purposes of disclosing any action that the Company decides to take after the filing of this Report with respect to the subject matter of this Item 3.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 15, 2010, Edward A. Moses, a member of the Company’s Board of Directors and Chairman of the Company’s Audit Committee passed away.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENCOR INDUSTRIES, INC.

March 18, 2010	By:	/s/ E.J. Elliott
E.J. Elliott, Chairman and Chief Executive Officer

March 18, 2010	By:	/s/ L. Ray Adams
L. Ray Adams, Chief Financial Officer